Exhibit 99

Media Contact:

Kara Bowlin

(314) 573-2578

kara.bowlin@graybar.com

Graybar Announces Extension of Revolving Line of Credit

ST. LOUIS, June 10, 2014 – Graybar, a leading distributor of electrical and communications products and related supply chain management and logistics services, announced today that it has completed the amendment and extension of its unsecured revolving credit facility. The amendment, among other things, extended the company’s five-year revolving credit facility, increased the availability to $550 million and increased the accordion feature to $300 million. The new facility matures in June 2019 and will support Graybar’s general working capital needs as well as its growth initiatives.

"This expanded revolver provides Graybar with more financial flexibility to pursue growth opportunities," said Graybar’s Senior Vice President and Chief Financial Officer, Randy Harwood. “This supports our long-term strategy of growing our business while maintaining a healthy financial position that works to the advantage of our customers, employees and shareholders.”

Bank of America was the lead institution in the transaction, and Merrill Lynch served as sole bookrunner. Merrill Lynch, J.P. Morgan, SunTrust Robinson Humphrey, U.S. Bank and PNC Capital Markets acted as joint lead arrangers. Commerce Bank, Regions Bank, Wells Fargo, Fifth Third Bank, Comerica and Bank of Montreal also participated in the transaction.

Graybar, a FORTUNE 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 250 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

Cautionary Statement Regarding Forward-looking Statements

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," "will," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. Factors which could have a material adverse impact on the company’s operations and future prospects on a consolidated basis include, but are not limited to: general economic conditions, particularly in the residential, commercial, and industrial building construction industries, volatility in the prices of industrial commodities, increased funding requirements and expenses related to the company's pension plan, disruptions in the company’s sources of supply, a sustained interruption in the operation of the company’s information systems, cyber-attacks, compliance with increasing governmental regulations, adverse legal proceedings or other claims, and the inability, or limitations on the company’s ability, to raise debt or equity capital, and other risks and uncertainties described in our other filings with the U.S. Securities and Exchange Commission.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company's Securities and Exchange Commission filings for more information.

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